Exhibit 99.1

Emerald Expositions Announces Date for First Quarter 2017 Conference Call;

Provides Initial Results for First Quarter

SAN JUAN CAPISTRANO, Calif. – May 8, 2017 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald”) today announced that it will release full first quarter 2017 results before the market opens on Thursday, May 25, 2017. The Company will hold a conference call to discuss the results at 11:00 am EDT that same day.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13661942. The replay will be available until 11:59 pm EDT on June 1, 2017.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. The online replay will be available on the same website immediately following the call.

The Company also announced the following initial information regarding its unaudited results of operations for the first quarter of 2017:

For the first quarter of 2017, Emerald reported revenues of $135.7 million compared to revenues of $127.8 million for the first quarter of 2016, an increase of $7.9 million, or 6.1%. The increase in revenues reflected organic growth of 2.9% and growth from acquisitions of 3.3%.

Cost of sales of $36.6 million for the first quarter of 2017 increased by 14.9%, or $4.7 million, from $31.8 million for the first quarter in 2016. The increase was mainly attributable to costs associated with acquisitions and show launches as well as higher sponsorship costs.

Net income increased by $0.1 million to $28.3 million from $28.2 million in the first quarter of 2016, largely reflecting lower interest expense due to the refinancing during the fourth quarter of 2016 of our previously outstanding 9.000% Senior Notes due 2021 with term loans bearing a lower interest rate, and a lower average debt balance in the first quarter of 2017 compared to the first quarter of 2016. These interest cost savings were largely offset by expenses associated with the Company’s initial public offering and other transaction related costs.

For the first quarter of 2017, Adjusted EBITDA was $72.9 million compared to $71.7 million for the first quarter of 2016, an increase of 1.7%. This performance reflected strong revenue growth partially offset by cost of revenue and selling, general and administrative expenses increasing, as expected, at a greater rate than the increase in revenues.

Adjusted EBITDA for the twelve months ended March 31, 2017 was $153.4 million, while Acquisition Adjusted EBITDA for the twelve months ended March 31, 2017 was $162.2 million. Adjusted EBITDA and Acquisition Adjusted EBITDA are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Acquisition Adjusted EBITDA, see below under the heading “Non-GAAP Financial Information”. For a reconciliation of Adjusted EBITDA and Acquisition Adjusted EBITDA to net income, see Annex I attached hereto.

About Emerald Expositions

Emerald is the largest operator of business-to-business trade shows in the United States by net square footage (“NSF”), with most of our trade shows dating back several decades. Emerald currently operates more than 50 trade shows, including 31 of the top 250 trade shows in the country as ranked by TSNN, as well as numerous other events. In 2016, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied over 6.5 million NSF of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Annex I attached hereto.

We use Adjusted EBITDA and Acquisition Adjusted EBITDA because we believe they assist investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA and Acquisition Adjusted EBITDA to assess our financial performance and believe they are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Further, our executive incentive compensation is based in part on Acquisition Adjusted EBITDA. In addition, we use Acquisition Adjusted EBITDA for purposes of calculating compliance with our debt covenants in our senior secured credit facilities. Adjusted EBITDA and Acquisition Adjusted EBITDA should not be considered as alternatives to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee and (x) other items that management believes are not part of our core operations. We define Acquisition Adjusted EBITDA as Adjusted EBITDA for each period presented as further adjusted for the results of shows associated with acquisitions made during such period as if they had been completed as of the first day of the period presented.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains certain forward-looking statements. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s prospectus dated April 27, 2017 and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, on May 1, 2017. In particular, the Company has not filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and the Company’s independent auditors have not finished their review of the Company’s results of operations for the first quarter of 2017. The Company undertakes no obligation to update or revise any of the forward looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Annex I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(in millions)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017
Net income	$28.3	$28.2	$22.3
Interest expense	9.6	13.0	48.0
Loss on extinguishment of debt	—	—	12.8
Income tax expense	18.5	18.4	14.2
Depreciation and amortization	10.6	9.9	40.7
Stock-based compensation	0.6	0.8	2.7
Deferred revenue adjustment	0.5	—	0.8
Management fee	0.2	0.2	0.8
Other items(1)	4.6	1.2	11.1

Adjusted EBITDA	$72.9	$71.7	153.4

Acquisitions(2)			8.8

Acquisition Adjusted EBITDA			$162.2

(1)	Other items for the three months ended March 31, 2017 included: (i) $1.6 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017, (ii) $2.6 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $0.3 million in transition costs. Other items for the twelve months ended March 31, 2017 included: (i) $4.7 million in transaction costs in connection with certain acquisition transactions that were completed or pending and those that were pursued but not completed in the period, (ii) $3.9 million in legal, audit and consulting fees related to the IPO and other sale activities and (iii) $2.4 million in transition costs, primarily related to information technology and facility rental charges for terminated leases.
(2)	Reflects the Adjusted EBITDA of acquisitions completed in 2016 and to date in 2017 where the results of such acquisitions have not been captured in our consolidated financial statements for the twelve month period ended March 31, 2017.